Exhibit 99

Sypris Reports 17% Increase in Fourth Quarter Revenue; Net Orders Rise 52% to Record $100 Million

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Feb. 5, 2004--Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today reported revenue increased 17% to a record $78.2 million for the fourth quarter compared to $66.7 million for the prior year period. Income before income tax increased 24% to $5.4 million from $4.4 million for the prior year quarter, while net income increased 4% to $3.4 million, or $0.23 per diluted share, compared to $3.3 million, or $0.23 per diluted share, for the fourth quarter of 2002. The results for the quarter reflect the impact of a 50% increase in the Company's effective tax rate to 37.5% from 25.0% for the prior year period, or roughly $0.05 per diluted share.
    For the full year 2003, revenue increased to $276.6 million from $273.5 million for the year-earlier period. Income before income tax was $13.0 million for 2003 compared to $16.4 million for 2002, while net income for the year was $8.1 million, or $0.56 per diluted share, compared to $11.4 million, or $0.84 per diluted share, for 2002. The results for 2003 reflect a 25% increase in the Company's marginal tax rate to 37.5% from a rate of 30.1% for 2002, and a 7% increase in weighted average shares outstanding to 14.7 million shares for 2003 compared to 13.7 million shares for the prior year.
    "We are pleased with the financial results for the quarter," said Jeffrey T. Gill, president and chief executive officer. "The Company recovered solidly from the difficulties of the third period, which were largely responsible for the decline in net income for Sypris during 2003. Net orders increased 52% to a record $99.6 million for the quarter, resulting in a year-to-date increase in net orders of 21% to a record $321.7 million when compared to 2002. Backlog increased as well, rising 29% to a record $199.0 million at the end of 2003."
    "We continued to invest in our future during 2003, with spending for new equipment, capacity and capabilities rising 129% to $45.8 million, which included the purchase of the award-winning plant in Morganton, North Carolina from Dana Corporation at year end. The Company's balance sheet remains in excellent shape, and with over $80 million of cash and available credit, we are in a solid position to pursue opportunities to further accelerate the Company's growth."

    The Industrial Group

    Revenue for our Industrial Group increased 27% to $25.1 million in the fourth quarter from $19.8 million for the prior year period, and increased 12% sequentially from the third quarter of 2003 due to an increase in shipments to customers on all major contracts. Gross profit for the quarter increased 42% to $2.4 million from $1.7 million for the same period in 2002 and 69% sequentially from the third quarter of 2003, primarily due to the increase in shipments during the period and the nonrecurring costs associated with the plant shutdowns and electricity blackout that occurred during the third quarter of 2003.
    For the full year 2003, revenue for our Industrial Group increased 10% to a record $95.9 million from $86.9 million in the prior year period, reflecting the shipment of additional part numbers to Dana during the year. Gross profit for 2003 declined 17% to $9.7 million from $11.7 million for the prior year period, primarily as a result of the difficulties experienced during the third quarter of 2003 as noted above.
    Gill added, "Our business recovered nicely from the issues of the third quarter, while the foundation for a strong 2004 was put firmly in place. Net orders increased 59% to a record $130.2 million, while backlog increased 88% to a record $73.2 million. The new Dana contract, which was consummated at year end, is expected to have a material impact on the growth of this business during the coming year. We continue to believe that the long-term outlook for this market remains positive and that we are well-positioned to benefit from any recovery in the future."

    The Electronics Group

    Revenue for our Electronics Group increased 13% to $53.0 million in the fourth quarter from $46.8 million for the prior year, and increased 14% sequentially from the third quarter of 2003 primarily due to increased shipments to aerospace and defense customers and a firming in the demand for test and measurement services. Gross profit for the quarter increased 12% to $11.1 million from $9.9 million in the same period in 2002, and 36% sequentially from the third quarter of 2003 as a result of the increased shipments and the nonrecurring expenses incurred during the third quarter of 2003.
    For the full year, revenue for our Electronics Group declined 3% to $180.7 million from $186.6 million for the prior year, primarily reflecting lower shipments during the first half of 2003, the delay of certain aerospace and defense shipments into 2004, and a decline in revenue for test and measurement services. Gross profit for the year declined to $36.3 million from $37.8 million, while gross margins remained fairly constant at 20% of revenue.
    "Net orders increased 4% for the quarter and the year, with net orders of $191.5 million for the full year 2003," said Gill. "Backlog increased at a slightly higher rate, rising 9% to $125.8 million at the end of 2003. We believe the outlook for aerospace and defense spending remains solid and with the expected firming of the economy, we should see an increasingly positive contribution from our test and measurement services business, which has been impacted by the downturn in the markets for commercial aerospace, telecommunications and semiconductor products during the past several years."

    Outlook

    Gill added, "As a result of the Company's solid performance during the fourth quarter, including the 39% sequential increase in orders, we believe that it is appropriate to adjust our outlook for revenue and earnings for the first quarter of 2004."
    "Revenue is now expected to be in the range of $82 to $84 million compared to our prior forecast of $79 to $81 million and $59 million for the prior year period, which represents a 40% year over year increase at the midpoint of our guidance. The change in outlook primarily reflects a strengthening in orders for our Industrial Group."
    "Earnings for the first quarter of 2004 are now expected to be in the range of $0.19 to $0.21 per diluted share, assuming 15 million weighted average shares outstanding, compared to prior guidance of $0.18 to $0.20 and $0.10 per diluted share for the first quarter of 2003, which reflects a 100% increase at the midpoint of our forecast. We believe that revenue and earnings will increase sequentially during 2004 as the absorption of the new Dana contract progresses."
    "Our outlook for revenue and earnings for the full year remains unchanged, with revenue forecast to be in the range of $350 to $360 million compared to $276.6 million for 2003, which represents a 28% increase in revenue for 2004 at the midpoint of the range. We expect earnings for 2004 of $1.00 to $1.10 per diluted share, based upon 15.1 million weighted average shares outstanding, compared to $0.56 per diluted share for 2003, which represents an 88% increase at the midpoint of the range."
    Gill continued, "We believe the outlook for the Company remains increasingly positive. We hope to complete the recently announced multi-year outsourcing agreement with ArvinMeritor by the end of March, and the second phase of the previously announced eight-year outsourcing agreement with Dana by the end of June. Should we be successful in closing these transactions as planned, these two agreements combined are expected to contribute an incremental $125 to $135 million per year to the Company's top line upon reaching full production. Both contracts remain subject to a variety of standard conditions to closing. We will update our guidance to reflect the impact of these contracts on the Company's financial results for 2004 at the time of any closing for each."
    Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.
    This press release, and any oral statements made with reference to this cautionary guidance, includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as they relate to, or may affect, the Company's future results. These statements only reflect management's current opinions and no assurance can be given that any of these results will actually occur. Important factors could cause performance to differ materially from projected results contained in, or based upon, these statements, including: the discovery of, or failure to discover, material issues during due diligence; the failure to agree on the final terms of definitive agreements, long-term supply agreements, collective bargaining agreements, or related agreements or any party's breach of, or refusal to close the transactions reflected in, those agreements; the ability to successfully manage growth or contraction in the economy, or the commercial vehicle or electronics markets; access to capital on favorable terms as needed for operations or growth; the ability to achieve expected annual savings and synergies from past and future business combinations; competitive factors and price pressures; availability of third party component parts at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; changes in product mix; program changes, delays, or cancellations by the government or other customers; concentrated reliance on major customers or suppliers; cost and yield issues associated with the Company's manufacturing facilities; revisions in estimated costs related to major contracts; labor relations; risks inherent in operating abroad, including foreign currency exchange rates; performance of our pension fund portfolios; changes in applicable law or in the Company's regulatory authorizations, security clearances, or other legal rights to conduct its business, deal with its work force or export goods and services; adverse regulatory actions, or other governmental sanctions; risks of litigation, including litigation with respect to environmental or asbestos-related matters, customer or supplier claims, or stockholders; the effects (including possible increases in the cost of doing business) resulting from future war and terrorists activities or political uncertainties; natural disasters, casualties, utility disruptions, or the failure to anticipate unknown risks and uncertainties present in the Company's businesses; dependence on current management; as well as other factors included in the Company's periodic reports filed with the Securities and Exchange Commission.


                        SYPRIS SOLUTIONS, INC.
                         FINANCIAL HIGHLIGHTS
               (In thousands, except per share amounts)

                                                   Three Months Ended
                                                   ------------------
                                                   Dec. 31,  Dec. 31,
                                                     2003      2002
                                                   --------  --------
Revenue                                            $ 78,171  $ 66,678
Net income                                         $  3,391  $  3,275
Earnings per common share:
  Basic                                            $   0.24  $   0.23
  Diluted                                          $   0.23  $   0.23
Weighted average shares outstanding:
  Basic                                              14,267    14,151
  Diluted                                            14,868    14,478

                                                       Years Ended
                                                   ------------------
                                                   Dec. 31,  Dec. 31,
                                                     2003      2002
                                                   --------  --------
Revenue                                            $276,605  $273,477
Net income                                         $  8,135  $ 11,439
Earnings per common share:
  Basic                                            $   0.57  $   0.87
  Diluted                                          $   0.56  $   0.84
Weighted average shares outstanding:
  Basic                                              14,237    13,117
  Diluted                                            14,653    13,664



                        SYPRIS SOLUTIONS, INC.
                    CONSOLIDATED INCOME STATEMENTS
               (in thousands, except for per share data)

                               Three Months Ended      Year Ended
                                  December 31,         December 31,
                               ------------------  ------------------
                                 2003      2002      2003      2002
                               --------  --------  --------  --------
                                  (Unaudited)          (Unaudited)
Net revenue:
  Electronics Group            $ 53,032  $ 46,848  $180,733  $186,562
  Industrial Group               25,139    19,830    95,872    86,915
                               --------  --------  --------  --------
     Total net revenue           78,171    66,678   276,605   273,477

Cost of sales:
  Electronics Group              41,952    36,987   144,467   148,766
  Industrial Group               22,768    18,155    86,126    75,190
                               --------  --------  --------  --------
     Total cost of sales         64,720    55,142   230,593   223,956
                               --------  --------  --------  --------

     Gross profit                13,451    11,536    46,012    49,521

Selling, general and
 administrative                   6,601     5,890    26,711    27,114
Research and development          1,048       818     4,166     3,354
Amortization of intangible
 assets                              85        22       194        97
                               --------  --------  --------  --------

     Operating income             5,717     4,806    14,941    18,956

Interest expense, net               276       530     1,693     2,742
Other expense (income), net          13       (90)      230      (159)
                               --------  --------  --------  --------

     Income before income
      taxes                       5,428     4,366    13,018    16,373

Income tax expense                2,037     1,091     4,883     4,934
                               --------  --------  --------  --------

     Net income                $  3,391  $  3,275  $  8,135  $ 11,439
                               ========  ========  ========  ========

Earnings per common share:
     Basic                     $   0.24  $   0.23  $   0.57  $   0.87
     Diluted                   $   0.23  $   0.23  $   0.56  $   0.84

Dividends declared per common
 share                         $   0.03  $   0.03  $   0.12  $   0.06

Weighted average shares
 outstanding:
     Basic                       14,267    14,151    14,237    13,117
     Diluted                     14,868    14,478    14,653    13,664


                        SYPRIS SOLUTIONS, INC.
                      CONSOLIDATED BALANCE SHEETS
                 (in thousands, except for share data)

                                                       December 31,
                                                   ------------------
                                                     2003      2002
                                                   --------  --------
                                                 (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                        $ 12,019  $ 12,403
  Accounts receivable, net                           45,484    37,951
  Inventory, net                                     61,932    64,443
  Other current assets                               11,370     9,187
                                                   --------  --------

     Total current assets                           130,805   123,984

Property, plant and equipment, net                  106,683    75,305

Goodwill                                             14,277    14,277

Other assets                                         11,730    10,039
                                                   --------  --------

                                                   $263,495  $223,605
                                                   ========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                 $ 29,598  $ 23,356
  Accrued liabilities                                17,491    16,035
  Current portion of long-term debt                   3,200     7,000
                                                   --------  --------

     Total current liabilities                       50,289    46,391

Long-term debt                                       53,000    30,000
Other liabilities                                    15,425    10,179
                                                   --------  --------

     Total liabilities                              118,714    86,570
Stockholders' equity:
  Preferred stock, par value $.01 per share,
   981,600 shares authorized; no shares issued           --        --
  Series A preferred stock, par value $.01 per
   share, 18,400 shares authorized; no shares
   issued                                                --        --
  Common stock, non-voting, par value $.01 per
   share, 10,000,000 shares authorized; no
   shares issued                                         --        --
  Common stock, par value $.01 per share,
   30,000,000 shares authorized; 14,283,323 and
   14,158,077 shares issued and outstanding in
   2003 and 2002, respectively                          143       142
  Additional paid-in capital                         83,541    82,575
  Retained earnings                                  63,443    57,017
  Accumulated other comprehensive income (loss)      (2,346)   (2,699)
                                                   --------  --------

     Total stockholders' equity                     144,781   137,035
                                                   --------  --------

                                                   $263,495  $223,605
                                                   ========  ========


                        SYPRIS SOLUTIONS, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                                                       Year Ended
                                                       December 31,
                                                   ------------------
                                                     2003      2002
                                                   --------  --------
                                                       (Unaudited)
Cash flows from operating activities:
  Net income                                       $  8,135  $ 11,439
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                  12,831    11,386
      Other noncash charges                           7,292    (2,470)
      Changes in operating assets and liabilities:
        Accounts receivable                          (7,724)    1,576
        Inventory                                     6,219    (4,559)
        Other assets                                 (2,427)     (863)
        Accounts payable                              3,154    (1,010)
        Accrued liabilities                            (205)   (1,898)
                                                   --------  --------
         Net cash provided by operating activities   27,275    13,601

Cash flows from investing activities:
  Capital expenditures                              (22,521)  (19,747)
  Purchase of the net assets of acquired entities   (23,300)       --
  Proceeds from sale of assets                          175       211
  Changes in nonoperating assets and liabilities       (171)     (662)
                                                   --------  --------

         Net cash used in investing activities      (45,817)  (20,198)

Cash flows from financing activities:
  Net increase (decrease) in debt under revolving
   credit agreements                                 19,200   (50,500)
  Cash dividends paid                                (1,709)     (424)
  Proceeds from issuance of common stock                667    56,692
                                                   --------  --------

         Net cash provided by financing activities   18,158     5,768
                                                   --------  --------

Net increase in cash and cash equivalents              (384)     (829)

Cash and cash equivalents at beginning of period     12,403    13,232
                                                   --------  --------

Cash and cash equivalents at end of period         $ 12,019  $ 12,403
                                                   ========  ========

    CONTACT: Sypris Solutions, Inc., Louisville
             David D. Johnson, 502-329-2000